EXHIBIT 10.1
THE BON-TON STORES, INC.
SEVERANCE PAY PLAN

I.	BACKGROUND
     The purpose of The Bon-Ton Stores, Inc. Severance Pay Plan is to provide guidelines pursuant to which the Company, in its sole discretion, may make severance payments to Associates who meet the eligibility requirements described below and who are permanently terminated from their employment with the Company under circumstances entitling such associates to benefits hereunder, as determined by the Plan Administrator. The Plan is intended to formalize and replace the Company’s existing severance pay program and is not intended to provide additional benefits in excess of that program. In the event any Associate is entitled to benefits under the Plan and to any other severance pay or similar benefits under any other circumstances, plan, arrangement or agreement, benefits otherwise payable under the Plan are reduced by the amount of the benefits payable to the Associate pursuant to such other circumstances, plan, arrangement or agreement.

II.	DEFINITIONS
     A. “Active Associate” means any Associate who is not an Inactive Associate.
     B. “Associate” means any person performing services under the direction and control of the Company who is either (i) currently in pay status, including, but not limited to, paid sick leave, paid vacation, and paid administrative leave, or (ii) on an authorized unpaid leave from the Company. The term Associate shall not include any individuals hired to perform services for the Company as leased employees, agency contract personnel or independent contractors, and their respective employees or agents, notwithstanding that such individuals may be subsequently be re-classified by a court, government agency, tribunal or arbitrator as common law employees of the Company.
     C. “Benefit Service” means the service performed by an Associate in a position classified on the Company’s books and records as eligible for Company provided benefits.
     D. “Code” means the Internal Revenue Code of 1986.
     E. “Company” means The Bon-Ton Stores, Inc. and, as required by the context, and for purposes of covering employees of affiliates of the Company, any other entity that employs employees and is treated as a single employer along with The Bon-Ton Stores, Inc. pursuant to Section 414(b) of the Code.
     F. The “Effective Date” of the Plan is September 1, 2006.
     G. “Eligible Associate” means:
          1. any Associate who is a Full-Time Associate or who is a Management Associate and who is credited with at least three months of continuous Benefit Service, and

          2. any Associate who is a Regular Part-Time (B) and who is credited with at least 12 months of continuous Benefit Service.
No other associate who is a Part-Time or Seasonal Associate shall be an Eligible Associate for purposes of the Plan.
     H. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     I. “Full-Time Associate” means any Associate who is not a Part-Time or Seasonal Associate.
     J. “Inactive Associate” means any Associate who is currently absent from work and whose absence is classified on the Company’s books and record as (i) leave of absence; (ii) long-term disability; or (iii) workers’ compensation. For these purposes, an Associate may be determined to be absent due to long-term disability whether or not such Associate has become eligible for long-term disability benefits under a Company plan providing such benefits, as determined at the discretion of the insurance provider. Notwithstanding the foregoing, at the discretion of the Plan Administrator, an Associate who is absent from work on an authorized leave as to which the Company has agreed to an anticipated end date following which such Associate is expected to return to work may be treated for purposes of the Plan as being an Active, rather than as an Inactive, Associate. In addition, any Associate who is absent on a leave that is determined to be covered by the Family and Medical Leave Act shall be considered to be an Active, rather than an Inactive, Associate.
     K. “Management Associate” means an Associate who is classified on the Company’s books and records as “management.”
     L. “Notice Pay” means pay which an Associate may receive, in the Company’s sole discretion, in connection with a WARN Notice that is provided fewer than 60 calendar days prior to the Associate’s Termination Date.
     M. “On-Call Associate” means an Associate who is classified on the Company’s books and records as “on-call.”
     N. “Part-Time or Seasonal Associate” means any Associate who is classified on the Company’s books and records as a Regular Part-Time (B) Associate, a Seasonal Associate (C, D and E), an On-Call Associate, or is otherwise classified on such books and records as part-time, seasonal or other irregular employment status.
     O. “Plan” means the Bon-Ton Stores, Inc. Severance Pay Plan.
     P. “Plan Administrator” means the Company or such other person or committee as may be appointed from time to time by the Company to supervise the administration of the Plan.
     Q. “Regular Full-Time Associate” means an Associate who is classified on the Company’s books and records as “regular-full time”.

     R. “Regular Part-Time (B) Associate” means an Associate who is classified on the Company’s books and records as “Regular Part-Time (B) Associate.”
     S. “Seasonal Associate (C, D and E)” means an Associate who is classified on the Company’s books and records as “Seasonal Associate (C, D and E)”.
     T. “Separation Pay” means benefit payments pursuant to the terms of the Plan.
     U. “Successor Entity” means an employer that acquires business operations or assets from the Company that is not treated as the Company, as defined herein, and that employs former Associates whose employment was in the business operations acquired by the Successor Entity. An entity may be a Successor Entity without regard to the nature of the transaction by which such entity acquires business operations or assets from the Company, and such transactions may include, but are not limited to, a sale of a subsidiary, division or affiliate, a sale of assets, or a spin-off of an entity.
     V. “Termination Date” means the date designated by the Company as the proposed date as of which an Associate’s employment with the Company is to cease (which includes, but is not limited to, such a date designated in a WARN Notice).
     W. “WARN Notice” means a notification intended to comply with the notice requirements of the federal Worker Adjustment and Retraining Notification Act as well as any other similar state or local law.

III.	ELIGIBILITY
     A. An Eligible Associate who is not covered under a separate written severance agreement with the Company or an employment agreement with the Company that provides for severance or similar benefits shall be eligible to receive Separation Pay if and only if all of the following requirements are met as determined in the sole discretion of the Plan Administrator:
          1. The Associate is involuntarily terminated by the Company for reasons unrelated to the Associate’s performance and as a result of a reduction in force or reorganization;
          2. The Associate, following his or her termination of employment, is not reemployed by the Company (which includes any affiliate of the Company) or by a Successor Entity;
          3. The Associate continues to work on his scheduled days through the Associate’s Termination Date, unless an earlier date is otherwise agreed to by the Company; and
          4. The Associate signs (and does not revoke) a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees and agents in a form acceptable to the Plan Administrator.
     B. Inactive Associates are not eligible to participate in the Plan, except to the extent the Plan Administrator expressly provides for participation in the Plan by Inactive Associates, in which case, at the Plan Administrator’s discretion, Inactive Associates may participate in the Plan either in the same manner as Active Associates, or in such other manner as may be established for these purposes by the Plan Administrator, and to the extent the Plan Administrator determines, at its discretion, that such participation is appropriate under the facts and circumstances.
     C. Notwithstanding anything herein go the contrary, no Associates whose terms and conditions of employment are determined by a collective bargaining agreement between employee representatives and the Company shall be eligible to participate in the Plan unless such collective bargaining agreement provides to the contrary, in which case such Associates shall be eligible to participate upon compliance with such provisions for eligibility and participation as such agreement shall provide; and provided, further, that in the event any Associate or group of Associates becomes part of a bargaining unit represented by a union, no such Associates shall become ineligible during the period between the commencement of such representation and the execution of the first collective bargaining agreement which covers such Associates.

IV.	SEVERANCE BENEFIT AMOUNT
     A. Separation Pay. Each Associate who is, subject to all other applicable provisions of the Plan, entitled to Separation Pay shall be entitled to an amount of Separation Pay based on the provisions of the Schedule of Benefits attached hereto as Appendix A, with adjustments as set forth in Section IV, B below.
     B. Calculation of Pay. For purposes of calculating the Separation Pay pursuant to Section IV, A above and Appendix A:
          1. Pay shall be based on an Associate’s regular schedule (excluding overtime) as in effect on the date that the separation is announced and taking into account the Associate’s base pay as in effect as of such date. All references in Appendix A to the term “pay” shall be to the Associate’s base rate of pay, calculated using hourly or other applicable rates of pay to determine pay on either a daily or weekly basis as required for purposes of Appendix A.
          2. Separation Pay for Associates shall be offset by the gross amount of pay received, if any, by the Associate pursuant to the terms of The Bon-Ton Stores, Inc. Change of Control and Material Transaction Severance Plan for Certain Employees of Acquired Employers or any other benefits in the nature of severance paid by the Company to the Associate, whether such payments are made pursuant to a plan, program, arrangement, agreement or other circumstances.
          3. Excess Payments. In the event the Company pays an Associate Separation Pay in excess of that to which the Associate is entitled under the Plan, regardless of the reason, the Company will either (a) require the Associate to reimburse the Company for the excess payments; or (b) if additional Separation Pay is still owed, offset the additional Separation Pay by the amount of the excess payments.
          4. WARN Act Offset. In the event an Associate receives Notice Pay, and such Associate is otherwise eligible for Separation Pay hereunder, the amount of Separation Pay provided hereunder shall be offset by the amount of any Notice Pay paid to such Associate.

Notice Pay is not provided pursuant to the Plan but may be provided by the Company independent of the Plan, as determined by the Company in its sole discretion.
          5. The Company may deduct and withhold from Separation Pay all amounts required to be deducted or withheld by law.
     C. Additional Separation Pay. At the discretion of the Plan Administrator, any Associate who is entitled to Separation Pay hereunder may also be provided with additional Separation Pay, subject to such terms and conditions as maybe established in connection with such additional Separation Pay by the Plan Administrator, at its discretion.

V.	ACQUISITIONS
     A. If the Company acquires another company and employees of the acquired company are separated in connection with the acquisition process, the Company is under no obligation to apply this Plan to such separated employees, but reserves the right, entirely at the Company’s discretion, to apply this Plan if such an application is deemed appropriate under the circumstances, or, in the alternative, to apply any separation pay program of the acquired company, to create a special plan, program or arrangement specifically applicable to such an acquisition, or to provide no separation pay benefits to any such separated employees.
     B. Employees of an acquired company who voluntarily accept and begin employment with the Company will generally be eligible to participate in the Plan on the same terms as other Associates, and will not be eligible for any special separation pay benefits that may be provided to employees of the acquired company whose employment is terminated in connection with the acquisition. If any Associate is eligible for Separation Pay pursuant to the Plan, and also pursuant to any other plan, program, arrangement or other circumstances that may apply in connection with an acquisition, any amounts payable hereunder shall be reduced by the benefits payable under such other plan, program or arrangement.

VI.	REHIRE
     A. If a separated Associate is rehired by the Company (including any affiliate of the Company) before the end of the period of days or weeks which is equivalent to the Associate’s Separation Pay Benefit (as set forth in Appendix A based on the Associate’s Associate Classification and Length of Service), the Associate must repay the portion of such Separation Pay that corresponds to the period of days or weeks after such Associate’s rehire date. For example, assume a Management Associate who has attained 50 years old and is credited with ten years of service is separated from employment with the Company under circumstances that entitle such Associate to Separation Pay. Assume further that the Associate is paid Separation Pay in a lump sum corresponding to 15 weeks of pay. If this Associate is rehired by the Company after ten weeks, the Associate would be required to repay to the Company one-third of the Separation Pay received (representing the five weeks of the 15 week period after the Associate’s rehire date).

VII.	DISTRIBUTION OF BENEFITS
     A. The Company will pay each Associate’s Separation Pay out of the general assets of the Company either in a lump sum or as a series of payments on the same cycle as the Company paid its Associates immediately prior to the Associate’s Terminate Date until all appropriate payments are made, as approved or denied at the sole discretion of the Company.
     B. In the event it is determined that any payment of Separation Pay should be considered a payment pursuant to a nonqualified deferred compensation plan subject to Section 409A of the Code, such payment shall be made on, or as soon as practicable following, the first date as of which such payment may be made after termination of employment without violating any of the applicable requirements of Code Section 409A, and shall be paid out in the form of a single lump sum payment. It is understood that, to the extent Code Section 409A is applicable to payments of Separation Pay, these rules may require that payment be delayed until at least six months after the Associate’s termination of employment with the Company.
     C. Separation Pay shall be paid to the estate of any Associate who dies before the entire amount of Separation Pay due hereunder is paid.

VIII.	PLAN ADMINISTRATION
     A. The Plan shall be administered by the Plan Administrator, who shall have complete authority to prescribe, amend and rescind rules and regulations relating to the Plan. The Plan Administrator may allocate and assign any of his responsibilities and duties for the operation and administration of the Plan to such other persons as may be determined at the discretion of the Plan Administrator.
     B. The determinations by the Plan Administrator on all matters arising under the terms of the Plan shall be conclusive. The Plan Administrator shall have full discretionary authority, the maximum discretion allowed by law, to administer, interpret and apply the terms of this Plan, and determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due.
     C. Notwithstanding any other provision in the Plan to the contrary, and to the full extent permitted by law, the Plan Administrator shall have the exclusive authority and discretion to construe any uncertain or disputed term or provision in the Plan and to make factual findings. This discretionary authority includes, but is not limited to: (i) determining whether any individual is eligible for benefits under this Plan; (ii) interpreting all of the provisions of this Plan; and (iii) interpreting all of the terms used in this Plan.
     D. The Plan Administrator’s exercise of this discretionary authority shall (i) be binding upon all interested parties, including, but not limited to, the Associate, the Associate’s estate, any beneficiary of the Associate and the Company; (ii) be entitled to deference upon review by any court, agency or other entity empowered to review the Plan Administrator’s decisions, to the fullest extent permitted by law; and (iii) not be overturned or set aside on such review, unless found to be arbitrary, capricious and without rational basis, or made in bad faith.

     E. Each Associate whose employment terminates for any reason and who believes he or she is entitled to Separation Pay (or the Associate’s legally authorized representative) may apply to the Plan Administrator in writing at the following address:
The Bon-Ton Stores, Inc.
2801 E. Market Street
York, PA 17402
Attn: Human Resources Department
The Plan Administrator shall ensure that all claim determinations are made in accordance with the terms of the Plan document, and, where appropriate, that Plan provisions are applied consistently with respect to similarly situated Associates.
          1. In the event that any claim, made writing as indicated above, for a severance benefit is denied in whole or in part by the Plan Administrator, the Associate whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within 90 days from the date the written application is received by the Plan Administrator. If, however, special circumstances require additional time for processing of the claim, the Plan Administrator will provide the Associate with written notice of the need for additional time prior to the expiration of the initial 90-day period. The notice of the need for additional time shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the final decision. In no event shall a decision regarding a claim be rendered later than 180 days after the Plan Administrator receives the Associate’s claim.
          2. A notice advising an Associate of the denial of a claim shall (i) specify the reason or reasons for denial, (ii) make specific reference to pertinent plan provisions, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), (iv) advise the Associate of the procedure for the appeal of the denial, and (v) include a statement of the Associate’s right to bring a civil action under 502(a) of ERISA following an adverse benefit determination on appeal.
          3. All appeals shall be made by the following procedures:
               a. The Associate whose claim has been denied (or the Associate’s legally authorized representative) shall send to the Plan Administrator a written notice of desire to appeal the denial. Such notice shall be filed within sixty (60) days of notification of the claim denial, shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred. The Associate may request in writing to review any documents pertinent to his claim.
               b. The Plan Administrator shall have full discretion to establish a hearing date on which the Associate may make an oral presentation in support of the Associate’s appeal. If no hearing is provided by the Plan Administrator, the Associate shall have an opportunity to submit in writing to the Plan Administrator any issues or comments relating to such Associate’s claim. Regardless of whether a hearing is provided by the Plan Administrator, the Associate will have the opportunity to submit written documents, records, and other information relating to the claim. The Associate shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Associate’s claim. Any facts, issues or theories that are not so raised by the Associate shall be deemed waived for all purposes and all subsequent proceedings.
               c. The Plan Administrator shall consider the merits of: (i) the Associate’s written and oral presentations, (ii) the merits of any facts or evidence in support of the denial of benefits, (iii) any and all comments, documents, records, and other information relating to the claim submitted by the Associate, (iv) and such other facts and circumstances as the Plan Administrator shall deem relevant. The Plan Administrator shall render a determination upon the appeal within 60 days from the date of the notice of desire to appeal is received by the Plan Administrator. If, however, special circumstances (including, but not limited to, the establishment of a hearing date) require an extension of time for processing the appeal, the Plan Administrator will provide the claimant with written notice of the need for additional time prior to the expiration of the initial 60-day period. The notice shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the decision on appeal. In no event shall a decision regarding an appeal be rendered later than 120 days after the Plan Administrator receives the Associate’s notice of desire to appeal. If the appeal is denied, the determination shall be accompanied by a written statement reasonably calculated to be understood by the Associate, which: (i) specifies the reason or reasons for denial, (ii) makes specific reference to pertinent plan provisions, (iii) informs the Associate of his right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Associate’s claim for Severance Benefits, and (iv) contains a statement of the Associate’s right to bring an action under Section 502(a) of ERISA.

IX.	PLAN MODIFICATION OR TERMINATION
     A. The Plan may be modified, amended, or terminated at any time by the Company, with or without notice. Any such modification, amendment or termination shall be effective as of such date as the Company may determine.
     B. All claims for benefits hereunder, even if raised after the termination of the Plan, shall be determined pursuant to Section VIII, and when acting pursuant thereto, the Plan Administrator shall retain the authority provided in Section VIII. Notwithstanding any termination of the Plan, all Associates who are eligible before such date of termination to receive Separation Pay pursuant to this Plan shall remain entitled to receive said benefit under the terms and conditions of this Plan.

X.	GENERAL PROVISIONS
     A. Nothing herein contained shall be deemed to give any Associate the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge him or her at any time.
     B. Except as otherwise provided by law, no right or interest of any Associate under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding adjudication of incompetency; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Associate under the Plan shall be liable for, or subject to, any obligation or liability of such Associate, except to the extent specifically provided for herein.
     C. The Plan is unfunded. All benefits payable under the Plan shall be paid out of the general assets of the Company.
     D. The Plan shall be governed by and construed in accordance with ERISA, and to the extent not preempted, the laws of the Commonwealth of Pennsylvania.
     E. The Plan is intended to constitute a “welfare plan” under ERISA, and any ambiguities in the Plan shall be construed to effect that intent.
     F. Whenever applicable the masculine gender, as used in the Plan, shall include the feminine or neuter.

THE BON-TON STORES, INC.

BY

APPENDIX A
SCHEDULE OF BENEFITS

Associate Classification	Length of Service	Benefits
Management Associate	At least 3 months but less than 1 year of continuous Benefit Service	1/2 day of pay for each complete 2 months of continuous Benefit Service up to a maximum of 2 and 1/2 days.
Management Associate	One or more years of continuous Benefit Service	1 week of pay for each year of continuous Benefit Service up to 26 weeks of pay. All Management Associates with one or more years of continuous Benefit Service will receive at least 4 weeks of pay.
Management Associate	Age 50 or older with at least 10 or more years of continuous Benefit Service	1 and 1/2 weeks of pay per completed year of continuous Benefit Service up to 39 weeks of pay.
Full-Time (A, F) Associates (who are not Management Associates)	At least 3 months but less than one year of continuous Benefit Service	1/2 day for each complete 2 months of continuous Benefit Service up to a maximum of 2 and 1/2 days.
Full-Time (A, F) Associates (who are not Management Associates)	One or more years of continuous Benefit Service	1/2 week of pay for each complete year of continuous Benefit Service up to a maximum of 13 weeks of pay.
Regular Part-Time (B) Associates (who are not Management Associates)	One or more years of continuous Benefit Service	1/2 week of pay for each complete year of continuous Benefit Service up to a maximum of 4 weeks of pay.